SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2004

Wells Real Estate Fund VIII, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-27888	58-2126618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

August 6, 2004

Re: Quarterly distribution update for Wells Real Estate Fund VIII

Dear Wells Fund VIII Investor:

At Wells Real Estate Funds, our goal is to provide our investors with the highest level of service possible. As stewards of your investment, we are providing you with a distribution update on your Wells Limited Partnership investment.

The recent sale of the Hannover Center property on April 29, 2004, was a highlight for the Fund. The sale capitalized on the current strong investor demand for grocery-anchored shopping centers in the market. We also have signed a new lease at the 15253 Bake Parkway building for a 10-year term beginning in November 2004, but the Fund will have to absorb its pro-rata share of the re-leasing costs this year. The remainder of the portfolio continues to enjoy high occupancy levels, with the portfolio average at 98%.

Given the level of re-leasing costs associated with the Gambro lease at 15253 Bake Parkway, the General Partners are currently reserving operating cash and the net sale proceeds from the sales of the Tanglewood Commons outparcel and Hannover Center. The General Partners anticipate that operating distributions may continue to be reserved or remain low in the near term, particularly given that operating cash flow will decrease with the recent sale of Hannover Center. We also expect that the Fund will have to absorb its pro-rata share of projected capital expenditures at CH2M Hill. As 2004 progresses and the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if distributions of net sale proceeds from the Hannover Center sale are appropriate.

We would like to highlight that, through June 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $20.4 million, as compared to $28.9 million originally invested, or approximately 71% of the dollars invested since inception.

No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Form 10-Q for the second quarter 2004 (which includes a complete Fund update) will be available to you online at www.wellsref.com within a few weeks. Ongoing information regarding Fund VIII activities also is available to you on the same Web site.

Should you have any questions regarding Fund VIII, please don’t hesitate to contact the Wells Investor Services Department at 800-557-4830. For your convenience, the Wells Investor Services Department is available Monday through Thursday from 8:15 a.m. until 7:30 p.m. (ET), and Friday from 8:15 a.m. until 5:30 p.m. (ET). Please take comfort in knowing your calls will always be answered by a live voice at Wells — not an automated system — during our regular support hours at our corporate office in Atlanta, Georgia. You also may contact an Investor Services Specialist via e-mail at investorservices@wellsref.com.

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Our ongoing priority at Wells Real Estate Funds is to provide you with unparalleled customer service, and we thank you for allowing us to serve your financial needs, now and in the future.

Sincerely,

Richard Scott
Vice President
Investor Relations

cc: Financial Consultant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VIII, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

	By:	Wells Capital, Inc. General Partner

		By:	/s/ Leo F. Wells, III Leo F. Wells, III President

By:	/s/ Leo F. Wells, III LEO F. WELLS, III General Partner

Date: August 6, 2004

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